SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
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                        Date of Report: February 14, 2002

                               AMBIENT CORPORATION
             (Exact name of registrant as specified in its charter)

Delaware                            0-23723              98-0166007
(State or Other Jurisdiction        Commission File      IRS Employer
of Incorporation)                   Number)              Identification No.)

               1033 Beacon Street, Brookline, Massachusetts 02446
                    (Address of Principal Executive Offices)

                                  617-735-9395
              (Registrant's Telephone Number, including Area Code)
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                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5. OTHER EVENTS

      Ambient Corporation (hereinafter, "Ambient" or the "Company") and Consolidated Edison Company of New York, Inc. ("CECONY"), entered into a Research and Development Agreement (the "Agreement"), effective as of February 7, 2002, whereby Ambient and CECONY have agreed to cooperate in the further research and development of high-speed communication via electric power lines. Expanding upon the informal research and development arrangement that has existed between them for the past 18 months, the Agreement contemplates that CECONY and Ambient will pool their efforts to further develop and test the feasibility of Ambient's proposed high speed powerline communications technology with the goal of commercialization of this technology.

      Under the terms of the Agreement, Ambient and CECONY will use commercially reasonable efforts to carry out the joint development project, including the dedication of appropriate personnel, facilities and equipment. The Agreement contemplates that upon execution of the agreement the two parties will jointly work to create a fully functioning powerline communication demonstration intended to demonstrate medium voltage to low voltage connectivity at speeds, distances and configurations that are mutually agreed upon (the "Demonstration Phase"). Following a successful Demonstration Phase, the parties are to hold an initial field trial designed to implement and evaluate connectivity/services in a trial site involving a pre-designated number of residential premises or commercial establishments being serviced by multiple transformers and a single electric feeder (the "Small Field Trial Phase"). Following the success of the Small Field Trial Phase, the parties are to hold an additional field trial in a larger area being serviced by multiple transformers and multiple electric feeders (the "Large Field Trial Phase"). Each party will individually determine whether a phase has been successful, and the parties will mutually agree to proceed to the next phase. Ambient and CECONY will also examine the prospects for the commercialization of the high-speed communication technology.

      The Agreement provides that Ambient will own sole proprietary rights to any jointly developed intellectual property.

      For purposes of completing the Demonstration Phase, under the terms of the Agreement, CECONY has agreed to advance to Ambient, within 5 business days following the execution of the Agreement, $325,000 (hereinafter, the "Advance"). If the Small Field Trial Phase is deemed successful by both Ambient and CECONY, then the Advance is not repayable and, instead, will be subsumed within the Revenue Royalty (as defined below) payable under the Agreement; otherwise, such amount is repayable within 90 days of the completion of the Small Field Trial Phase. In order to secure the payment of the Advance, Ambient has agreed to grant to CECONY a first priority lien and security interest (the "Lien") in all of Ambient's now-owned or future acquired equipment, accounts receivable and general intangibles. Ambient has the right to substitute collateral subject to the Lien. The Lien will be extinguished upon the parties' determination that the Small Field Trial Phase is successful. Should Ambient decide not to proceed beyond the Small Field Trial Phase, Ambient is obligated to make certain additional payments to CECONY which also will be secured by the Lien. At the present time, Ambient anticipates that it will proceed beyond the Small Field Trial Phase.

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      In consideration of CECONY's efforts, contributions and undertakings,
Ambient has agreed that, commencing such time as Ambient shall have a positive cash flow from operations (net of cash used in operations) in accordance with generally accepted accounting principles and continuing for 99 years (from the date of the Agreement's execution), CECONY is entitled to receive 2.5% of Ambient's total net revenues (hereinafter, the "Revenue Royalty"); provided, that, at no time is Ambient required to make a Revenue Royalty payment if following such payment it has a negative cash flow. The Revenue Royalty is payable quarterly, in arrears and does not accrue from one quarter to any other during periods of negative cash flow.

      The Agreement also provides that Ambient is to repay to CECONY the cost of its in-kind contributions (consisting of among other things, labor, equipment, testing facilities, support, etc.), to the joint development efforts; though the aggregate cost thereof is not to exceed, in the aggregate, $100,000 for the Demonstration Phase. Ambient is also obligated to repay to CECONY the cost of in-kind contributions with respect to succeeding phases in amounts that are agreed upon by Ambient. Payments are not due until completion of a phase.

      No assurance can be provided that the joint development efforts under the Agreement will be successful or will advance the commercialization prospects of Ambient's powerline communications technology.

      The Company continues to actively explore options available to it to raise additional capital on an immediate basis in order to fund its operations and realize its business plans, including those envisioned under the Agreement. No assurance can be given that the Company will be successful in raising necessary funds on terms and conditions acceptable to it and in amounts necessary for its on-going operating requirements.


                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2002                     AMBIENT CORPORATION

                                            By: /s/ John Joyce,

                                            John Joyce,
                                            Chief Executive Officer